Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Forms S‑3 (No. 333-221340, No. 33-205165, No. 333-194885, No. 333-186957, No. 333-172257 and No. 333-155354) and Forms S-8 (No. 333-221339, No. 333-163370 and No. 333-147027) of Pzena Investment Management, Inc. of our report dated March 9, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10‑K.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 9, 2018